                                                              Exhibit 99.(h)(15)

                      MUTUAL FUND FEE AND EXPENSE AGREEMENT

          THIS AGREEMENT is made as of this 30th day of September, 2005 by and among Columbia Funds Variable Insurance Trust I (formerly known as Nations Separate Account Trust), a Delaware statutory trust (the "Trust"), for itself and on behalf of its series listed on Schedule A attached hereto, Columbia Management Advisors, LLC, a Delaware limited liability company ("CMA"), and Columbia Management Distributors, Inc. ("CMD").

          WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940;

          WHEREAS, CMA, an investment adviser registered under the Investment Advisers Act of 1940, serves as investment adviser to the Trust pursuant to an investment advisory agreement (the "Investment Advisory Agreement");

          WHEREAS, CMA serves as administrator to the Trust pursuant to an administration agreement (the "Administration Agreement"); and

          WHEREAS, CMD serves as distributor to the Trust pursuant to a distribution agreement (the "Distribution Agreement");

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

          1. 12B-1 DISTRIBUTION AND SHAREHOLDER SERVICING FEE WAIVERS. The parties hereby agree that CMD shall waive any 12b-1 distribution and/or shareholder servicing fees payable to it under the Distribution Agreement to the extent reflected for each series set forth in Schedule A attached hereto.

          2. LIMITATION OF TOTAL OPERATING EXPENSE RATIOS--INVESTMENT ADVISORY, ADMINISTRATION FEE RATIOS AND OTHER EXPENSES. The parties hereby agree that CMA as appropriate shall waive any advisory fees payable to it under the Investment Advisory Agreements, waive any administration fees payable to it under the Administration Agreements, or reimburse other expenses of the series to the extent necessary to ensure that covered expenses (as defined below) do not exceed the total operating expense ratio for each series set forth in Schedule A attached hereto, absent a determination by the Trust's Boards of Trustees that extraordinary circumstances or a material reduction in portfolio assets has occurred that has made it appropriate to permit an increase in total operating expense ratios. "Covered expenses" include all expenses incurred by a series that are required to be included as an expense in a series' Form N-1A Fee Table and accordingly exclude brokerage commissions and other transaction charges and interest on borrowed money and also exclude rule 12b-1 distribution and/or shareholder servicing fees and expenses that are deemed extraordinary by Trust's Board of Trustees. "Covered expenses" relating to Columbia Marsico International Opportunities Fund, Variable Series are identical to the covered expenses for the other series set forth in Schedule A except that rule 12b-1 distribution and shareholder servicing fees are included in the covered expenses for that series.

          3. AUTOMATIC RENEWAL. This Agreement shall renew automatically, on the same terms identified herein, for a period of one year from the original anniversary date of this Agreement (May 1, 2005 was the original anniversary date of this Agreement before it was assumed by CMA and CMD during a series of service provider transitions) unless prior to such an anniversary, CMA and/or CMD provide notice to the Board of Trustees of the Trust of any proposals to increase, decrease or eliminate fee waivers and/or limits on total operating expense ratios for one or more series for a subsequent year. Any renewal of this Agreement does not preclude CMA or CMD from requesting that the Trust's Board of Trustees approve changes to the fee waivers and/or total operating expense ratio limits prior to a subsequent renewal.

          4. ENTIRE AGREEMENT; MODIFICATION; AMENDMENT. This Agreement constitutes the entire agreement of the parties with respect to its subject matter. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. No modification or amendment of this Agreement shall be binding unless in writing and executed by the parties affected thereby.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date above first written.

                                        COLUMBIA FUNDS VARIABLE INSURANCE TRUST
                                        I, for itself and on behalf of its
                                        series listed on Schedule A attached
                                        hereto


                                        By /s/ Christopher Wilson
                                           -------------------------------------
                                        Name: Christopher Wilson
                                        Title: President


                                        COLUMBIA MANAGEMENT ADVISORS, LLC


                                        By: /s/ Donald Froude
                                            ------------------------------------
                                        Name: Donald Froude


                                        COLUMBIA MANAGEMENT DISTRIBUTORS, INC.


                                        By: /s/ Donald Froude
                                            ------------------------------------
                                        Name: Donald Froude

SCHEDULE A

                     COLUMBIA FUNDS VARIABLE ACCOUNT TRUST I
                        CONTRACTUAL 12b-1 AND SHAREHOLDER
                              SERVICING FEE WAIVERS

                                                              COMBINED 12B-1 DISTRIBUTION
                                                             AND SHAREHOLDER SERVICING FEE
COLUMBIA FUNDS VARIABLE INSURANCE TRUST I FUNDS                        WAIVERS *
-----------------------------------------------              -----------------------------
Columbia High Yield Fund, Variable Series - Class B Shares               0.19%

* The combined 12b-1 distribution/shareholder servicing fees listed are being waived by CMD.

                    COLUMBIA FUNDS VARIABLE INSURANCE TRUST I
              EXPENSE COMMITMENTS ESTABLISHED AT OVERALL FUND LEVEL

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I FUNDS           FUND LEVEL EXPENSE CAP*
-----------------------------------------------           -----------------------
Columbia Mid Cap Growth Fund, Variable Series                       1.00%
Columbia Marsico 21st Century Fund, Variable Series                 1.10%
Columbia High Yield Fund, Variable Series - Class A and             0.60%
   Class B shares

* Waivers of CMA advisory and/or administration fees and/or other expense reimbursements will result in the listed Fund level expense commitments (excluding 12b-1 distribution/shareholder servicing fees).

Last amended: October 2, 2006